                                Agreement

This Agreement was verbally entered into on the 19th day of May, 1997, by and between Ely Sakhai, Mike Altamura, and Jhon Saleimani,
(hereinafter collectively referred to as "Sakhai et al"), and Australian-Canadian Oil Royalties Ltd., (hereinafter referred to as "ACOR").

                                 PREMISES

WHEREAS, Sakhai, et al hereby acknowledges receipt of two million four hundred thousand (2,400,000) ACOR shares as payment for sixty percent (60%) of the overriding royalties interests set out in Schedule "A", (being 1,400,000 shares to Ely Sakhai, 800,000 shares to Jhon Saleimani, and 200,000 shares to Mike Altamura), and ACOR acknowledges receipt of sixty percent (60%) of the overriding royalty interests as set out in Schedule "A".

WHEREAS, Sakhai offered for sale, for $C642,248.40 worth of restricted letter stock in ACOR, sixty percent (60%) of the overriding royalties listed on Schedule "A" attached hereto and made a part hereof for all purposes, and ACOR agreed to purchase, for $C642,248.40, being 2,400,000 shares of ACOR stock, sixty percent (60%) of said overriding royalties. The value for the transaction was $C642,248.40, being based on an independent third party transaction covering the same properties listed in Schedule "A", which occurred on June 30, 1998, (see Schedule "B"). This sixty percent (60%) represents 696,614 net royalty acres of overriding royalties with a net royalty acre being defined as 1/8 of the gross production or revenues from one acre of land free and clear of drilling and exploration costs. The 13 concessions, or Authorities to Prospect ("ATP") in Queensland, Australia are in the same general form as set out in Schedule "C-1". The 13 assignments from the ATP Holders to AGP, and International Oil Lease Service Corp., (hereinafter referred to as "IOLS"), on the Queensland properties, are essentially in the form shown in Schedule "C-2". The assignments from AGP and International Oil Lease Service Corp., (hereinafter referred to as "IOLS"), are essentially in the form shown in Schedule "C-2a". The assignments to ACOR are essentially the same form as shown in Schedule "C-3", attached hereto for all purposes. The assignments in the chain of title in South Australia to the area in PEL's 5 & 6, called Patchawarra SW, are listed in Schedule "D", attached hereto for all purposes. Furthermore, sixty percent (60%) of accrued royalties on ATP 299 and ATP 267, as set out in Schedule "E", and held in escrow, are part of the royalties transferred, and have been paid to ACOR.

WHEREAS, Sakhai et al has offered for sale their proportionate part, being sixty percent (60%), of the overriding royalty interests listed on Schedule "A" attached hereto and made a part hereof for all purposes which ACOR agreed to purchase, under the terms and conditions set forth in the assignments.20

NOW THEREFORE, the following has been accomplished:

    1. On June 20, 1997, Sakhai et al executed assignments before a notary, covering sixty percent (60%) of the overriding royalties listed on Schedule "A" in return for two million four hundred thousand shares (2,400,000) of ACOR stock that was issued to Sakhai et al on April 28, 1997; and

    2. ACOR will be responsible for stamp duty, if any is required, on the assignments it receives from Sakhai et al as set out in this Agreement. The amount of the stamp duty will depend on the value that ACOR places on the overriding royalties for stamp duty; and
20
    3. This agreement shall be executed by each party hereto on the date shown in the respective notary blank for each signing party; and

    4. All funds which were in escrow, being sixty percent (60%) of the amounts set out in Schedule "E", and sixty percent (60%) of all future revenues shall be the property of and be paid to ACOR;

    5. This Agreement shall be governed and construed in accordance with the laws of the State of Texas. If any portion of this Agreement shall be held invalid, the remainder of this Agreement shall not be affected thereby. In the event any enforcement of any portion of this Agreement shall become necessary, the parties hereto agree that any such action shall be taken in a federal or state court, located in the State of Texas; and

    6. The failure of a party to seek redress for violation, or to insist on strict performance, of any term or condition of this Letter Agreement shall not prevent a subsequent act or omission which would have constituted a violation from having the effect of any original violation; and

    7. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument; and

    8. The foregoing represents the definitive agreement between the parties hereto and supersedes any prior written or oral agreements.

    9. This agreement shall inure to the benefit of and be binding on the successors and assigns of ACOR and Sakhai et al.


SELLERS:

/s/ ELY SAKHAI

/s/ JHON SOLEIMANI

/s/ MIKE ALTAMURA


BUYER:

AUSTRALIAN-CANADIAN OIL ROYALTIES LTD.          ATTEST:

/s/ ELY SAKAHI, PRESIDENT                       /s/ ROBERT KAMON, SEC.